Exhibit 10.1

AGREEMENT

THIS AGREEMENT is made between York International Corporation, a Delaware, U.S.A. corporation (the “Company”) and Kam Leong, an individual resident in Hong Kong (the “Executive”) as of the 15th day of November, 2004.

WHEREAS, the Executive has been employed by the Company and certain of its subsidiaries; and

WHEREAS, the Executive has decided to leave the employ of the Company and certain of its subsidiaries, effective December 31, 2004; and

WHEREAS, the Executive and the Company wish to provide the Executive with certain benefits and the Company with protection against competition by the Executive.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound, the parties agree as follows:

1. Consideration. As consideration for the Executive’s undertakings and other agreements and covenants herein, the Company agrees to provide the Executive with the following benefits:

a. A payment in the amount of U.S.$752,100 (U.S. seven hundred fifty-two thousand one hundred dollars) payable in three equal installments of U.S.$250,700 (U.S. two hundred fifty thousand seven hundred dollars) on January 3, 2005, July 1, 2005 and June 30, 2006 . The Executive agrees that these payments do not imply any renewed employment relationship or any vesting rights under any benefit plan of the Company following the termination of the Executive’s employment with the Company.

2. The Executive’s Undertakings. As consideration for the benefits and provisions described in Section 1 above, the Executive agrees that:

a.	Noncompetition. (i) During the term of the Executive’s employment with the Company, the Executive will not directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, consultant, contractor or otherwise with, or have a financial interest in, any business organization or entity which is in competition with the Business (for purposes of this Agreement, the “Business” means the heating, ventilating, air conditioning and refrigeration business, including applied and unitary products, industrial refrigeration, and compressors ) of the Company or its Affiliates (for purposes of this Agreement, “Affiliates” means, with respect to any specified person or business organization or entity, any other person or business organization or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person or business organization or entity); and (ii) for a period of eighteen months following the termination of the Executive’s employment with the Company (the “Termination”), the Executive will not directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, consultant, contractor or otherwise with, or have a financial interest in, any business organization or entity which is in competition with the Business of the Company or its Affiliates in any country, territory or region for which the Executive has or had responsibility while in the employ of the Company. (Ownership for personal investment purposes of less than 2% of the voting stock of any publicly held corporation will not constitute a violation hereof). In the event the Executive wishes to seek an exception from the provisions of this Section 2 a., the Company’s CEO, with input from the Company’s President Asia Pacific, will give such request reasonable consideration and, in the event he determines in his sole discretion that such exception will not be detrimental to the Company or its Affiliates, he will grant such exception.

b. Nonsolicitation. During the term of the Executive’s employment with the Company and for a period of eighteen months following the Termination, the Executive will not directly or indirectly, on behalf of the Executive himself, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than the Company (i) solicit (or endeavor to entice away) for employment, or actually employ, any person or entity who is on the date of the Termination, or was during the 12-month period before the date of the Termination, employed by, or serving as a key consultant to (with the exception of the members of the Asia Advisory Board), the Company or its Affiliates or (ii) solicit (or endeavor to entice away) from the Company or its Affiliates, any person or entity who is, or was during the then most recent 12-month period, a customer or client (or reasonably anticipated to become a customer or client) of the Company or its Affiliates and with whom the Executive had dealings during the Executive’s employment with the Company. In the event the Executive wishes to seek an exception from the provisions of this Section 2 b., the Company’s CEO, with input from the Company’s President Asia Pacific, will give such request reasonable consideration and, in the event he determines in his sole discretion that such exception will not be detrimental to the Company or its Affiliates, he will grant such exception.

Provided, however, that Sections 2a and b shall not prevent the Executive from joining or remaining with a venture capital company that holds in its portfolio or acquires a company in competition with the Business if such competing company is not located in the territory for which the Executive had responsibility while in the employ of the Company and if the Executive does not have any role in the operation or management of such competing company.

3. Confidentiality. The Executive hereby agree that the Executive will not at any time, except in performance of the Executive’s obligations to the Company hereunder and as an employee of the Company, directly or indirectly, disclose or use any secret or confidential information that the Executive may learn or have learned by reason of the Executive’s association with the Company and its Affiliates. The term “confidential information” includes information not previously disclosed to the public or to the trade by the Company and its Affiliates, or otherwise not in the public domain, with respect to the Company or its Affiliates’ products, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, technical information, financial information, business plans, prospects or opportunities, but excludes any information which (i) is or becomes available to the public or is generally known in the industry or industries in which the Company and its Affiliates operate other than as a result of disclosure by the Executive in violation of the Executive’s agreements under this Section 3, or (ii) the Executive is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law. The Executive hereby agrees that the Executive will keep the financial terms of this Agreement confidential, and will not, except as required by law, disclose such terms to any person other than the Executive’s immediate family or professional advisors (who also must keep the terms of this Agreement confidential).

4. Reasonableness. The undertakings and restrictions in this Agreement are considered by the Company and the Executive to be reasonable in all the circumstances. The Executive agrees that, having regard to all facts and matters relevant thereto, the undertakings and restrictions herein contained are reasonable and necessary for the protection of the interests of the Company and its Affiliates, provided however, if such undertakings and restrictions shall be adjudged to go beyond what is reasonable in all of the circumstances, but would be adjudged reasonable if part or parts of the wording thereof were deleted or modified in their effect, the said undertakings and restrictions shall apply with such wording deleted or so modified.

5. Injunctive Relief. Without intending to limit the remedies available to the Company and its Affiliates in the event the Executive breaches or threatens to breach any of the covenants set forth in Sections 2 and 3 above, The Company and its Affiliates will be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by Sections 2 and 3 above or such other relief as may be required to enforce any of such covenants.

6. Jurisdiction. The Company and the Executive hereto irrevocably agree that the courts of the Hong Kong Special Administrative Region shall have jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement (respectively “Proceedings” and “Disputes”) and, for such purposes, irrevocably submit to the jurisdiction of such courts. The Company and the Executive hereto irrevocably waive any objection which the Company or the Executive might now or hereafter have to the courts of the Hong Kong Special Administrative Region being nominated as the forum to hear and determine any Proceedings and to settle any Disputes and agree not to claim that any such court is not a convenient or appropriate forum.

7. Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the Hong Kong Special Administrative Region.

YORK INTERNATIONAL CORPORATION

By
Title: President and Chief Executive Officer

KAM LEONG